EXHIBIT 21.1
Subsidiaries of the Registrant

Name of Subsidiary
AF Steelcase S.A., a Spanish corporation
AMQ Solutions, LLC, a California limited liability company
Halcon Furniture LLC, a Minnesota limited liability company
Red Thread Spaces LLC, a Michigan limited liability company
Smith System Manufacturing Company, a Delaware corporation
Steelcase Asia Pacific Limited, a British Virgin Islands international business company
Steelcase Canada Limited, a Canadian corporation
Steelcase Czech Republic s.r.o., a Czech Republic limited liability company
Steelcase Financial Services Inc., a Michigan corporation
Steelcase Furniture (Dongguan) Company Limited, a People's Republic of China company
Steelcase GmbH, a German stock corporation
Steelcase Limited, a British private limited company
Steelcase Manufacturing Sdn. Bhd., a Malaysian corporation
Steelcase SAS, a French corporation
Steelcase Trading (Shanghai) Co., Ltd., a People's Republic of China company
Viccarbe Habitat, S.L., a Spanish limited liability corporation